May 9, 2005

BOARD OF DIRECTORS
CALI HOLDINGS INC

RE: RESIGNATION

Dear Fellow Board Members:

The undersigned, James V. Sadrianna, currently a member of the Board of CALI and the Chief Financial Officer of CALI Holdings Inc., a Utah corporation, submits this as my letter of resignation and I do therefore resign from the Board and as CFO of the Company.

I am resigning to take another position. I have no disagreements with the Board, the auditors or any of the officers of the Company regarding accounting issues or any other aspect which would require disclosure.

Sincerely, /s/James V. Sadrianna James V. Sadrianna

7658 Municipal Drive – Orlando, FL 32819
Tel: 407-370-4305,